Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-270028) of Hess Midstream LP, and
(2)
Registration Statement (Form S-8 No. 333-235645) pertaining to the 2017 Long-Term Incentive Plan of Hess Midstream LP;

of our report dated February 29, 2024 (except for the effects of the Company’s adoption of ASU 2023-07, Improvements to Reportable Segments Disclosures, as described in Note 2 and Note 12, as to which the date is August 8, 2024), with respect to the consolidated financial statements of Hess Midstream LP, included in this Annual Report (Form 10-K) of Hess Midstream LP for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Houston, Texas

February 27, 2025